EXHIBIT 99.F. Form of Opinion and Consent of Craig Waddington, FSA, MAAA.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 23, 2001

C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154

Re:     Post-Effective Amendment No. 2 to
        Registration Statement 333-88493

Ladies and Gentlemen:

This opinion is furnished in connection with Registration Statement for C.M. Life Insurance Company’s Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”) under the Securities Act of 1933. The prospectus included in the filing describes the Policies. As Vice President and Actuary of Massachusetts Mutual Life Insurance Company, C.M. Life’s parent company, I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled “Illustrations” in Appendix B of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Registration Statement filing and to the reference of my name under the heading “Experts” in the prospectus.

Sincerely,

/s/ Craig Waddington
Craig Waddington, FSA, MAAA
Vice President and Actuary